Exhibit 99.1

News Release
AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN AWARDED $10 BILLION CONTRACT

AmerisourceBergen to Provide Pharmaceutical Distribution and Other Supply Chain Services

VALLEY FORGE, Pa. July 16, 2004 — AmerisourceBergen Corporation (NYSE: ABC) today announced that Kaiser Permanente awarded the Company a three-year contract with two one-year renewals to provide pharmaceuticals distribution and other supply chain activities. AmerisourceBergen, who currently services Kaiser Permanente’s pharmaceutical distribution needs, values the contract at approximately $10 billion over the five-year period of the contract.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $47 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on

News Release

management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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